Exhibit 16.1

November 18, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Form 6-K dated November 18, 2022, of TC BioPharm (Holdings) plc and are in agreement with the statements contained in paragraphs 1, 2 and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Edinburgh, United Kingdom